CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS A 10.6% INCREASE IN NET INCOME FOR THE THIRD QUARTER OF 2021
AND DECLARES A QUARTERLY DIVIDEND OF $0.10 PER SHARE

Cranbury NJ - October 22, 2021 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $5.4 million and diluted earnings per share of $0.53 for the three months ended September 30, 2021 compared to net income of $4.9 million and diluted earnings per share of $0.48 for the three months ended September 30, 2020.

The Company's Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock that will be payable on November 24, 2021 to shareholders of record on November 12, 2021.

On July 11, 2021, the Company and Lakeland Bancorp, Inc. (NASDAQ: LBAI), the holding company (“Lakeland”) for Lakeland Bank, entered into an Agreement and Plan of Merger, pursuant to which the Company will merge with and into Lakeland, with Lakeland continuing as the surviving entity (the “Merger”), and the Bank will merge with and into Lakeland Bank. Expenses of $737,000 related to this pending transaction were incurred in the three-month period ended September 30, 2021.

Adjusted net income increased 24.5% to $6.1 million for the third quarter of 2021 compared to adjusted net income of $4.9 million for the third quarter of 2020. Adjusted net income per diluted share increased 22.9% to $0.59 for the third quarter of 2021 compared to adjusted net income per diluted share of $0.48 for the third quarter of 2020.

For the nine months ended September 30, 2021, net income was $15.5 million, or $1.51 per diluted share, compared to net income of $12.0 million, or $1.17 per diluted share, for the nine months ended September 30, 2020. Net income and diluted earnings per share increased 29.0% and 29.1%, respectively, for the first nine months of 2021 compared to the first nine months of 2020. For the nine months ended September 30, 2021, adjusted net income was $16.5 million, or $1.61 per diluted share, compared to adjusted net income of $12.1 million, or $1.18 per diluted share, for the nine months ended September 30, 2020.

Adjusted net income and adjusted net income per diluted share, which are referred to above, and certain other adjusted results used in this press release, are non-GAAP financial measures and should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results, along with an explanation of these measures and why they may be useful to investors, is attached to this press release

Robert F. Mangano, President and Chief Executive Officer of the Company, stated, “We are very pleased with our earnings for the three and nine months ended September 30, 2021. During the quarter our residential mortgage banking and SBA loan operations generated substantial gain from sales of loans. Our performance metrics continue to be strong and we remain focused on prudent and disciplined lending, improving the net interest margin and controlling non-interest expense.”

“As I reported last quarter in respect to us partnering with Lakeland, the merger is proceeding as planned and expected to close in January 2022. The integration planning meetings are in progress and we expect a smooth transition. We are very excited about the combination and are looking forward to serving our customer base with a much broader array of products and services.”

THIRD QUARTER 2021 HIGHLIGHTS

•Return on average total assets and return on average shareholders' equity were 1.16% and 10.94%, respectively. Adjusted return on average total assets and adjusted return on average shareholders' equity were 1.31% and 12.33%, respectively. Adjusted return on average total assets and adjusted return on average shareholders’ equity are non-GAAP measures. See the reconciliation of non-GAAP measures attached to this press release.
•Net interest income was $14.8 million and the net interest margin was 3.42% on a tax-equivalent basis.
•A provision for loan losses of $600,000 was recorded and net charge-offs were $365,000.
•Total loans were $1.2 billion at September 30, 2021 and decreased $37.0 million from June 30, 2021. During the third quarter of 2021, commercial business loans decreased $20.4 million to $139.7 million due primarily to the forgiveness and pay-off of the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans. Mortgage warehouse lines decreased $5.9 million due to the lower volume of funding than in the second quarter of 2021. Residential real estate loans held in the portfolio decreased $5.3 million due to pay-offs of loans. All other components of the loan portfolio decreased a combined $5.4 million.
•Non-interest income was $3.9 million for the third quarter of 2021, as residential mortgage banking and SBA lending operations generated $1.5 million and $1.1 million gain on sales of loans, respectively.
•Non-interest-bearing demand deposits increased $45.1 million, savings and interest-bearing transaction accounts increased $62.4 million and certificates of deposit declined $15.0 million during the third quarter of 2021.
•Non-performing loans were $9.5 million, or 0.80% of total loans at September 30, 2021, representing a decrease of $2.5 million from June 30, 2021. Other real estate owned (“OREO”) was $48,000. One non-performing commercial real estate loan for $3.1 million was transferred to loans held for sale and was charged down $334,000 to its estimated fair value of $2.7 million.

COVID-19 Impact and Response

As the Company conducts its daily operations, the health and safety of our employees and customers remains our primary concern and we continue to maintain the same measures and protective procedures that we implemented in 2020.

During the first nine months of 2021, the Company continued working with customers impacted by the economic disruption resulting from the COVID-19 pandemic. To support our loan and deposit customers and the communities we serve, we continue to provide access to additional credit and forbearance on loan interest and or principal payments for up to 90 days where management has determined that it is warranted.
•All loans except for two that had previously received deferrals were no longer deferred at September 30, 2021. The two loans consisted of one hotel loan for $3.1 million that was placed on non-accrual in the third quarter of 2020 and one residential mortgage loan for $871,000 that was placed on non-accrual in the first quarter of 2021.
•As a long-standing SBA preferred lender, we actively participated in the SBA’s PPP lending program established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In 2020, we funded 467 SBA PPP loans totaling $75.6 million, $75.2 million of which had been forgiven by the SBA and paid off through the end of the third quarter of 2021.
•The Economic Aid to Hard-Hit Small Business, Not for Profits and Venues Act (“Economic Aid Act”) was enacted in December 2020 in further response to the COVID-19 pandemic. Among other things, the Economic Aid Act provided relief to borrowers to access additional credit through a second round of the SBA’s PPP. We actively participated in the second round PPP and funded loans totaling $35.3 million, $12.7 million of which had been forgiven by the SBA and paid off through the end of the third quarter of 2021.

Allowance for Loan Losses

Management reviewed the loan portfolio at September 30, 2021 in connection with the evaluation of the adequacy of the allowance for loan losses. As part of this review, management reviewed substantially all of the $132.1 million of commercial business and commercial real estate loans that had been modified to defer interest and or principal for up to 90 days either in 2020 or 2021. Loans with balances of less than $250,000 were generally excluded from management’s review.

At September 30, 2021, the allowance for loan losses included $348,000 for loans that were rated Pass-Watch and had received a deferral. This reflects management’s previously reported determination that “Pass-Watch” credit rated loans with modifications or deferrals suggest a weaker financial strength of the borrower than “Pass” credit rated loans, thereby warranting a higher allowance for loan losses than would ordinarily be reserved for “Pass-Watch” credit rated loans.

Within the loan portfolio, hotel and restaurant-food service industries have been adversely impacted by the economic disruption caused by the COVID-19 pandemic. At September 30, 2021, loans to borrowers in the hotel and restaurant-food service industries were $62.2 million and $53.3 million, respectively. Management reviewed over 90% of the hotel loans and over 96% of the restaurant-food service loans. At September 30, 2021, management continued to maintain the additional allowance for loan losses of 75 basis points, or $357,000, attributable to restaurant-food service loans and 25 basis points, or $148,000, attributable to hotel loans due to the challenging operating environment for these businesses as a result of the COVID-19 pandemic.

All construction loans are closely monitored on a quarterly basis and are reviewed to assess the progress of construction relative to the plan and budget and lease-up or sales of units.

Management also reviewed loans to schools that are private educational institutions that are generally sponsored or affiliated with religious organizations. These loans totaled $24.4 million at September 30, 2021, and all of these loans were reviewed.

As a result of management’s review of the loan portfolio at September 30, 2021, a provision for loan losses of $600,000 was recorded for the third quarter of 2021 and the allowance for loan losses was $17.2 million at September 30, 2021. The provision for loan losses reflected primarily the net charge-offs of $365,000 and changes in the size, mix and risk elements of the loan portfolio at September 30, 2021. The allowance for loan losses at September 30, 2021 included $1.4 million of allowance that was attributable to management's qualitative factors related to the COVID-19 pandemic and specific reserves of $3.2 million for impaired loans. The increase in the allowance for loan losses year-over-year is due primarily to the $1.7 million increase in specific reserves for impaired loans, higher charge-offs in 2021 compared to 2020 and the concomitant increase in the historical loss factors, additional allowance due to changes in loan credit risk ratings in 2021, changes in the mix of loans in the loan portfolio and the risk factors related to the economic uncertainty due to the COVID-19 pandemic continuing to adversely impact borrowers’ business operations and financial results.

Acquisition accounting for the merger with Shore Community Bank (“Shore”) in 2019 and the merger with New Jersey Community Bank (“NJCB”) in 2018 resulted in the Shore and NJCB loans being recorded at their fair value and no allowance for loan losses as of the effective time of the respective mergers. The unaccreted general credit fair value discounts related to the former Shore and NJCB loans were approximately $1.1 million and $317,000 at September 30, 2021, respectively. In addition, at September 30, 2021, there were $23.1 million of SBA PPP loans, which are 100% guaranteed by the SBA and, accordingly, no allowance was provided.

Discussion of Financial Results

Net income was $5.4 million, or $0.53 per diluted share, for the third quarter of 2021 compared to net income of $4.9 million, or $0.48 per diluted share, for the third quarter of 2020. For the three months ended September 30, 2021, net interest income decreased $544,000 compared to the three months ended September 30, 2020, driven primarily by the decrease in total loans, which resulted in the decline in the yield of interest-earning assets. The provision for loan losses was $600,000 for the third quarter of 2021 compared to $2.3 million for the third quarter of 2020. The decrease in the provision year-over-year reflected the generally improved economic conditions, the decline in the size of the loan portfolio in 2021 and the stable credit quality of the loan portfolio. Gain on sales of loans for the third quarter of 2021 decreased $764,000 compared to the third quarter of 2020 due primarily to the lower volume of residential mortgage loan originations and sales of loans. Non-interest expenses were $10.8 million for the third quarter of 2021, which included $737,000 of merger-related expenses, and decreased $121,000 compared to $11.0 million for the third quarter of 2020.

Net interest income was $14.8 million for the third quarter of 2021 and decreased $544,000 compared to net interest income of $15.4 million for the third quarter of 2020. Total interest income was $16.1 million for the three months ended September 30, 2021 compared to $17.7 million for the three months ended September 30, 2020. The decrease in total interest income was primarily due to a significant decline in the average balance of total loans that resulted in a lower yield on average interest-earning assets for the third quarter of 2021 compared to the third quarter of 2020. Average interest-earning assets were $1.7 billion, with a tax-equivalent yield of 3.71%, for the third quarter of 2021 compared to average interest-earning assets of $1.7 billion, with a tax-equivalent yield of 4.23%, for the third quarter of 2020. Total average loans were 69.8% of total average earning assets for the third quarter of 2021 compared to 85.3% for the third quarter of 2020. The Federal Reserve reduced the targeted federal funds rate 150 basis points in March 2020 in response to the economic uncertainty resulting from the COVID-19 pandemic. As a result of the reductions in the targeted federal funds rate, the prime rate declined to 3.25% in March 2020 and was unchanged through the third quarter of 2021. The low interest rate environment continued through September 30, 2021. The Bank had approximately $421.3 million of loans with an interest rate tied to the prime rate and approximately $45.2 million of loans with an interest rate tied to either 1- or 3-month LIBOR at September 30, 2021. Unearned fees, net of deferred costs, related to the SBA PPP loans were $736,000 at September 30, 2021.

Interest expense on average interest-bearing liabilities was $1.3 million, with an interest cost of 0.46%, for the third quarter of 2021, compared to $1.4 million, with an interest cost of 0.52%, for the second quarter of 2021 and $2.4 million, with an interest cost of 0.79%, for the third quarter of 2020. Interest expense declined $1.1 million for the third quarter of 2021 compared to the third quarter of 2020 due primarily to the decline in interest rates paid on deposits as a direct result of the low interest rate environment. The average cost of interest-bearing deposits was 0.44% for the third quarter of 2021, 0.50% for the second quarter of 2021 and 0.81% for the third quarter of 2020. The interest rates paid on deposits generally do not adjust quickly to rapid changes in market interest rates and decline over time in a falling interest rate environment. Management will continue to monitor and adjust the interest rates paid on deposits to reflect the then current interest rate environment and competitive factors.

The net interest margin on a tax-equivalent basis was 3.42% for the third quarter of 2021 compared to 3.67% for the third quarter of 2020. The net interest margin for the third quarter of 2021 was negatively impacted by the $262.0 million increase in the average balance of federal funds sold/short-term investments, which was driven in part by a $223.9 million decrease in average total loans which had a significant impact on net interest income. The reinvestment of proceeds from maturing and called investment securities and the purchase of new investment securities at the current lower interest rates also contributed to the decline in net interest income. Interest income for the third quarter of 2021 included $451,000 of fee income related to PPP loans that were forgiven and paid off by the SBA. Excluding the effect of the higher average balance of federal funds sold/short-term investments due to the increase in average deposits, the net interest margin was approximately 3.62% for the third quarter of 2021.

The Company recorded a provision for loan losses of $600,000 for the third quarter of 2021 compared to a provision for loan losses of $2.3 million for the third quarter of 2020 which included a specific reserve of $1.5 million for impaired loans. The provision for loan losses for the third quarter of 2021 reflected the decline in the size of the loan portfolio, net charge-offs of $365,000 and changes in risk elements and mix of the loan portfolio at September 30, 2021. At September 30, 2021, total loans were $1.2 billion and the allowance for loan losses was $17.2 million, or 1.43% of total loans, compared to total loans of $1.5 billion and an allowance for loan losses of $14.5 million, or 0.99% of total loans, at September 30, 2020. The increase in the allowance for loan losses year- over-year is due primarily to the $1.7 million increase in specific reserves for impaired loans, higher charge-offs in 2021 compared to 2020 and the concomitant increase in the historical loss factors, additional allowance due to changes in loan credit risk ratings in 2021, changes in the mix of loans in the loan portfolio and risk factors related to the economic uncertainty due to the COVID-19 pandemic continuing to adversely impact borrowers’ business operations and financial results. The allowance for loan losses, excluding the allocated reserve for mortgage warehouse lines, was $16.1 million, or 1.67% of total loans excluding mortgage warehouse lines at September 30,

2021. In addition, at September 30, 2021, there were $23.1 million of SBA PPP loans, which are 100% guaranteed by the SBA and, accordingly, no allowance was provided.

Non-interest income was $3.9 million for the third quarter of 2021 and decreased $833,000 compared to $4.7 million for the third quarter of 2020. The decrease in non-interest income was due primarily to a $764,000 decrease in gain on sales of loans. In the third quarter of 2021, $8.3 million of SBA loans were sold and gains of $1.1 million were recorded compared to $5.1 million of SBA loans sold and gains of $463,000 recorded for the third quarter of 2020. In the third quarter of 2021, residential mortgage banking operations originated $51.0 million of residential mortgages, sold $54.0 million of residential mortgages and recorded a $1.5 million gain on sales of loans compared to approximately $118.0 million of residential mortgages originated, $97.5 million of residential mortgage loans sold and a $2.9 million gain on sales of loans recorded for the third quarter of 2020. Income from bank-owned life insurance increased $191,000 for the third quarter of 2021 compared to the third quarter of 2020, due primarily to $200,000 of income from a death benefit. Other income decreased $173,000 for the third quarter of 2021 compared to the third quarter of 2020, which included an interest rate swap fee of $172,000.

Non-interest expenses were $10.8 million for the third quarter of 2021 and decreased $121,000 compared to $11.0 million for the third quarter of 2020. Adjusted non-interest expenses, which excludes the $737,000 of merger-related expenses incurred in the third quarter of 2021 in connection with the pending Merger, decreased $858,000 compared to the third quarter of 2020. Adjusted non-interest expenses is a non-GAAP measure that excludes merger-related expenses and should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of this non-GAAP financial measure to the GAAP financial results is attached to this press release. Salaries and employee benefits expense decreased $483,000 for the third quarter of 2021 compared to the third quarter of 2020 due primarily to a $855,000 decrease in mortgage commissions and a $68,000 decrease in overtime expense, partially offset by a $62,000 increase in temporary staffing costs and a $336,000 increase in incentive compensation. FDIC insurance expense decreased $117,000 due to a decrease in the FDIC assessment rate for the third quarter of 2021 compared to the assessment rate for the third quarter of 2020. Other operating expenses decreased $212,000 for the third quarter of 2021 compared to the third quarter of 2020, resulting primarily from a decrease of $144,000 in legal and consulting fees and net decreases in various components of other operating expenses.

Income tax expense was $1.8 million for the third quarter of 2021, resulting in an effective tax rate of 25.3%, compared to income tax expense of $1.9 million, which resulted in an effective tax rate of 27.9% for the third quarter of 2020. The lower effective tax rate in the third quarter of 2021 reflected primarily the lower state tax rate due to tax planning initiatives that reduced the effective tax rate and the tax benefit from higher deductions for stock based compensation in the third quarter of 2021 compared to the third quarter of 2020.

Total assets were $1.91 billion at September 30, 2021 compared to $1.81 billion at December 31, 2020. Total cash and cash equivalents increased $252.0 million and total investment securities increased $111.4 million from December 31, 2020 to September 30, 2021, which amounts were partially offset by decreases of $235.3 million in total portfolio loans and $23.0 million in loans held for sale. Total portfolio loans at September 30, 2021 were $1.20 billion, compared to $1.43 billion at December 31, 2020. The $235.3 million decrease in portfolio loans was due primarily to a decrease of $152.5 million in mortgage warehouse lines as a result of lower funding volume in the third quarter of 2021 compared to the fourth quarter of 2020, a decrease of $49.1 million in commercial business loans as a result of the forgiveness and pay-offs of SBA PPP loans, a decrease of $25.0 million in residential real estate loans due to pay-offs and a $6.2 million decrease in commercial real estate loans. Loans held for sale decreased $23.0 million due to loan sales in excess of originations in the first nine months of 2021 and the lower level of residential mortgage loan originations in the third quarter of 2021. In response to the higher level of liquidity driven by the significant increase in deposits in the third quarter of 2021, purchases of investment securities were $115.1 million. The purchases were primarily bonds with maturities between one and three years. Total investment securities increased $114.4 million to $329.1 million at September 30, 2021 compared to $217.7 million at December 31, 2020. Investment securities available for sale increased $78.7 million and investment securities held to maturity increased $32.7 million at September 30, 2021 from December 31, 2020.

Total deposits were $1.64 billion at September 30, 2021, representing an increase of $75.7 million from December 31, 2020. There was a significant change in the composition of total deposits as non-interest-bearing demand deposits increased $109.2 million due in part to the funding of the second round of SBA PPP loans and additional financial assistance received by customers from the Restaurant Revitalization Fund and Closed Venue Fund provided under the Economic Aid Act, while interest-bearing deposits decreased $33.5 million from December 31, 2020 to September 30, 2021. Of the total decrease in interest-bearing deposits, certificates of deposit decreased $202.0 million due primarily to the maturity of approximately $149.9 million of short-term internet listing service certificates of deposit. Funds from a portion of maturing certificates of deposit were also deposited by customers into non-maturity deposits. Due to the low interest rate environment, customers generally chose to deposit funds to non-maturity deposit accounts such as NOW and savings accounts, which resulted in a $117.1 million increase in savings deposits and a $51.4 million increase in interest-bearing demand deposits. There were no short-term borrowings at September 30, 2021 compared to $9.8 million in short-term borrowings at December 31, 2020.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under applicable regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier 1 capital, and leverage ratios were 11.79%, 14.34%, 13.09% and 9.95%, respectively, at September 30, 2021. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 13.08%, 14.32%, 13.08% and 9.94%, respectively, at September 30, 2021. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $9.5 million at September 30, 2021 compared to $16.4 million at December 31, 2020. During the first nine months of 2021, $1.8 million of loans were placed on non-accrual status that consisted of a $90,000 home equity loan, an $871,000 residential mortgage loan, a $216,000 construction loan and a $625,000 commercial real estate loan. During the first nine months of 2021, $4.9 million of non-performing loans were resolved as a result of pay-downs and pay-offs, which included $883,000 of purchased credit impaired loans. A non-performing commercial real estate loan for $3.1 million was charged down $334,000 to its estimated fair value and transferred to loans held for sale. Other charge-offs totaled $747,000.

Non-performing loans represented 0.80% of total loans and non-performing assets represented 0.50% of total assets at September 30, 2021 compared to 1.20% and 0.96%, respectively, at December 31, 2020.

OREO decreased $44,000 to $48,000 at September 30, 2021 compared to $92,000 at December 31, 2020, due to the write-down of the asset. The asset consisted of one parcel of land.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 25 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (2), New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, projections of revenues and other financial items that are based on our beliefs, the Merger and the merger of the Bank into Lakeland Bank (the “Bank Merger”) and the timing of the consummation of the Merger and the Bank Merger, as well as assumptions made by and information currently available to us. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “could,” “project,” “predict,”

“expect,” “estimate,” “continue,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements.

These forward-looking statements are based upon our opinions and estimates as of the date they are made and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond our control, which could cause actual results, performance and achievements to differ materially from results, performance and achievements projected, expected, expressed or implied by the forward-looking statements.

Examples of factors or events that could cause actual results to differ materially from historical results or those anticipated, expressed or implied include, without limitation, changes in the overall economy and interest rate changes; inflation, market and monetary fluctuations; the ability of our customers to repay their obligations; the accuracy of our financial statement estimates and assumptions, including the adequacy of the estimates made in connection with determining the adequacy of the allowance for loan losses; increased competition and its effect on the availability and pricing of deposits and loans; significant changes in accounting, tax or regulatory practices and requirements; changes in deposit flows, loan demand or real estate values; the enactment of legislation or regulatory changes; changes in monetary and fiscal policies of the U.S. government; changes to the method that LIBOR rates are determined and to the phasing out of LIBOR after 2021; changes in loan delinquency rates or in our levels of non-performing assets; our ability to declare and pay dividends; changes in the economic climate in the market areas in which we operate; the frequency and magnitude of foreclosure of our loans; changes in consumer spending and saving habits; the effects of the health and soundness of other financial institutions, including the need of the FDIC to increase the Deposit Insurance Fund assessments; technological changes; the effects of climate change and harsh weather conditions, including hurricanes and man-made disasters; the economic impact of any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; failure to consummate the Merger or the Bank Merger for any reason, including the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company), failure to obtain shareholder approvals or failure to satisfy any of the other closing conditions in a timely basis or at all; the diversion of management’s time from ongoing business operations due to issues relating to the Merger; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against Lakeland or the Company; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; other risks described from time to time in our filings with the Securities and Exchange Commission (the “SEC”); and our ability to manage the risks involved in the foregoing. Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time.

In addition, statements about the COVID-19 pandemic and the potential effects and impacts of the COVID-19 pandemic on the Company’s business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such forward-looking statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of the pandemic on our employees, customers, business and third-parties with which we conduct business.

Although management has taken certain steps to mitigate any negative effect of the aforementioned factors, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed Merger, Lakeland filed with the SEC a registration statement that includes a joint proxy statement of Lakeland and the Company that also constitutes a prospectus of Lakeland. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY FUTURE AMENDMENTS OR SUPPLEMENTS TO SUCH MATERIALS, BECAUSE THESE MATERIALS CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (and any future amendments or supplements, when available) and other documents filed by Lakeland and the Company with the SEC at the SEC’s web site at www.sec.gov. These documents may be accessed and downloaded for free at Lakeland’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 (973-697-2000). The Company’s documents may be accessed and downloaded for free at the Company’s website at www.1stconstitution.com or by directing a request to Investor Relations, 1st Constitution Bancorp, 2650 Route 130, P.O. Box 634, Cranbury, New Jersey 08512 (609-655-4500).

Participants in the Solicitation

Lakeland, the Company and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Lakeland’s and the Company’s shareholders in respect of the proposed Merger. Information regarding the directors and executive officers of Lakeland may be found in its definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2021 and can be obtained free of charge from Lakeland’s website. Information regarding the directors and executive officers of the Company may be found in its definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 22, 2021 and can be obtained free of charge from the Company’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed or to be filed with the SEC, when available.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Per share data:
Earnings per share - basic	$0.53	$0.48	$1.51	$1.18
Earnings per share - diluted	0.53	0.48	1.51	1.17
Book value per share at end of period			19.37	17.78
Tangible book value per common share at end of period(1)			15.91	14.22

Weighted average shares outstanding - basic	10,289,434	10,230,488	10,274,787	10,213,601
Weighted average shares outstanding - diluted	10,319,637	10,268,951	10,299,029	10,260,477
Shares outstanding at end of period			10,318,907	10,237,520
Performance ratios/data:
Return on average total assets	1.16%	1.08%	1.14%	0.96%
Return on average shareholders’ equity	10.94%	10.92%	10.76%	9.17%
Net interest income (tax-equivalent basis)(2)	$14,929	$15,486	$44,896	$42,519
Net interest margin (tax-equivalent basis)(3)	3.42%	3.67%	3.52%	3.66%
Efficiency ratio (tax-equivalent basis)(4)	57.57%	54.21%	57.36%	57.93%

Loan portfolio composition:			September 30, 2021	December 31, 2020
Commercial real estate			$612,827	$618,978
Mortgage warehouse lines			235,897	388,366
Construction loans			129,636	129,245
Commercial business			139,654	188,728
Residential real estate			63,223	88,261
Loans to individuals			17,945	21,269
Other loans			93	113
Gross loans			1,199,275	1,434,960
Deferred fees, net			(820)	(1,254)
Total loans			$1,198,455	$1,433,706
Asset quality data:
Loans past due over 90 days and still accruing			$—	$871
Non-accrual loans			9,537	16,361
OREO property			48	92
Total non-performing assets			$9,585	$17,324

Net charge-offs	$(365)	$5	$(1,081)	$(328)
Allowance for loan losses to total loans			1.43%	1.09%
Allowance for loan losses to total loans excluding mortgage warehouse lines and related allowance			1.67%	1.32%
Allowance for loan losses to non-performing loans			179.93%	90.77%
Non-performing loans to total loans			0.80%	1.20%
Non-performing assets to total assets			0.50%	0.96%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			11.79%	9.92%
Total capital to risk-weighted assets			14.34%	12.16%
Tier 1 capital to risk-weighted assets			13.09%	11.12%
Tier 1 leverage ratio			9.95%	9.41%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			13.08%	11.11%
Total capital to risk-weighted assets			14.32%	12.15%
Tier 1 capital to risk-weighted assets			13.08%	11.11%
Tier 1 leverage ratio			9.94%	9.40%

(1) Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders’ equity and dividing it by common shares outstanding. See the reconciliation of non-GAAP financial measures attached to this press release.
(2) The tax-equivalent adjustment was $121 and $134 for the three months ended September 30, 2021 and 2020, respectively, and the tax-equivalent adjustment was $370 and $383 for the nine months ended September 30, 2021 and 2020, respectively.
(3) Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Cash and due from banks	$14,956	$3,661
Interest-earning deposits	258,990	18,334
Total cash and cash equivalents	273,946	21,995
Investment securities:
Available for sale, at fair value	203,940	125,197
Held to maturity (fair value of $127,234 and $95,640 at September 30, 2021 and December 31, 2020, respectively)	125,198	92,552
Total investment securities	329,138	217,749
Loans held for sale	6,768	29,782
Loans	1,198,455	1,433,706
Less: allowance for loan losses	(17,160)	(15,641)
Net loans	1,181,295	1,418,065
Premises and equipment, net	13,835	14,345
Right-of-use assets	15,282	16,548
Accrued interest receivable	4,379	5,273
Bank-owned life insurance	37,398	37,316
Other real estate owned	48	92
Goodwill and intangible assets	35,765	36,003
Other assets	12,686	9,741
Total assets	$1,910,540	$1,806,909
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest bearing	$534,436	$425,210
Interest bearing	1,104,125	1,137,629
Total deposits	1,638,561	1,562,839
Short-term borrowings	—	9,825
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	425	851
Lease liability	16,216	17,387
Accrued expense and other liabilities	36,858	9,793
Total liabilities	1,710,617	1,619,252
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,376,085 and 10,293,535 shares issued and 10,318,907 and 10,245,826 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	112,138	111,135
Retained earnings	87,735	75,201
Treasury stock, 57,178 and 47,709 shares at September 30, 2021 and December 31, 2020, respectively	(771)	(611)
Accumulated other comprehensive income	821	1,932
Total shareholders’ equity	199,923	187,657
Total liabilities and shareholders’ equity	$1,910,540	$1,806,909

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
INTEREST INCOME
Loans, including fees	$14,995	$16,477	$45,765	$46,656
Securities:
Taxable	545	725	1,569	2,633
Tax-exempt	456	504	1,392	1,438
Federal funds sold and short-term investments	108	2	203	95
Total interest income	16,104	17,708	48,929	50,822
INTEREST EXPENSE
Deposits	1,215	2,171	4,155	8,133
Borrowings	—	95	—	205
Redeemable subordinated debentures	81	90	248	348
Total interest expense	1,296	2,356	4,403	8,686
Net interest income	14,808	15,352	44,526	42,136
PROVISION FOR LOAN LOSSES	600	2,320	2,600	5,340
Net interest income after provision for loan losses	14,208	13,032	41,926	36,796
NON-INTEREST INCOME
Service charges on deposit accounts	116	126	340	471
Gain on sales of loans, net	2,632	3,396	8,493	6,987
Income on bank-owned life insurance	379	188	721	632
Gain on sales/calls of securities	2	79	6	97
Other income	774	947	2,156	2,105
Total non-interest income	3,903	4,736	11,716	10,292
NON-INTEREST EXPENSES
Salaries and employee benefits	6,623	7,106	20,034	19,276
Occupancy expense	1,221	1,222	3,693	3,597
Data processing expenses	490	486	1,486	1,402
FDIC insurance expense	108	225	533	484
Other real estate owned expenses	(22)	27	33	58
Merger-related expenses	737	—	1,184	64
Other operating expenses	1,684	1,896	5,510	5,711
Total non-interest expenses	10,841	10,962	32,473	30,592
Income before income taxes	7,270	6,806	21,169	16,496
INCOME TAXES	1,840	1,896	5,658	4,475
Net income	$5,430	$4,910	$15,511	$12,021
EARNINGS PER COMMON SHARE
Basic	$0.53	$0.48	$1.51	$1.18
Diluted	0.53	0.48	1.51	1.17
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,289,434	10,230,488	10,274,787	10,213,601
Diluted	10,319,637	10,268,951	10,299,029	10,260,477

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Federal funds sold/short term investments	$270,231	$108	0.16%	$8,027	$2	0.10%
Investment securities:
Taxable	145,979	545	1.49%	155,242	725	1.87%
Tax-exempt (1)	107,693	577	2.14%	83,461	638	3.06%
Total investment securities	253,672	1,122	1.77%	238,703	1,363	2.28%
Loans: (2)
Commercial real estate	612,067	8,008	5.12%	609,917	7,789	5.00%
Mortgage warehouse lines	229,034	2,398	4.10%	333,461	3,383	4.06%
Construction	127,567	1,837	5.63%	136,252	1,794	5.24%
Commercial business	122,796	1,228	3.97%	138,073	1,445	4.16%
SBA PPP loans	28,734	566	7.81%	75,484	470	2.48%
Residential real estate	65,587	730	4.45%	89,755	1,137	4.96%
Loans to individuals	17,895	175	3.88%	27,284	293	4.20%
Loans held for sale	5,927	47	3.17%	23,914	155	2.59%
All other loans	486	6	4.83%	643	11	6.69%
Deferred (fees) costs, net	(1,034)	—	—%	(1,736)	—	—%
Total loans	1,209,059	14,995	4.92%	1,433,047	16,477	4.57%
Total interest-earning assets	1,732,962	$16,225	3.71%	1,679,777	$17,842	4.23%
Non-interest-earning assets:
Allowance for loan losses	(17,302)			(12,348)
Cash and due from bank	20,243			11,460
Other assets	118,370			125,309
Total non-interest-earning assets	121,311			124,421
Total assets	$1,854,273			$1,804,198
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Money market and NOW accounts	$494,073	$414	0.33%	$425,401	$542	0.51%
Savings accounts	430,398	427	0.39%	290,055	461	0.63%
Certificates of deposit	165,267	374	0.90%	350,654	1,168	1.33%
Federal Reserve Bank PPPLF borrowings	—	—	—%	35,296	33	0.37%
Short-term borrowings	—	—	—%	63,175	62	0.39%
Redeemable subordinated debentures	18,557	81	1.71%	18,557	90	1.90%
Total interest-bearing liabilities	1,108,295	$1,296	0.46%	1,183,138	$2,356	0.79%
Non-interest-bearing liabilities:
Demand deposits	516,527			413,350
Other liabilities	32,613			28,764
Total non-interest-bearing liabilities	549,140			442,114
Shareholders’ equity	196,838			178,946
Total liabilities and shareholders’ equity	$1,854,273			$1,804,198
Net interest spread (3)			3.25%			3.44%
Net interest income and margin (4)		$14,929	3.42%		$15,486	3.67%

(1) Tax-equivalent basis, using 21% federal tax rate in 2021 and 2020.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Federal funds sold/short term investments	$210,127	$203	0.13%	$16,433	$95	0.77%
Investment securities:
Taxable	135,665	1,569	1.54%	163,979	2,633	2.14%
Tax-exempt (1)	96,173	1,762	2.44%	77,145	1,821	3.15%
Total investment securities	231,838	3,331	1.92%	241,124	4,454	2.46%
Loans: (2)
Commercial real estate	613,930	23,487	5.04%	588,145	22,935	5.12%
Mortgage warehouse lines	243,168	7,486	4.06%	244,470	7,702	4.20%
Construction	131,001	5,488	5.52%	141,428	5,965	5.63%
Commercial business	126,508	3,726	3.94%	142,010	4,815	4.53%
SBA PPP loans	48,062	2,292	6.38%	43,374	818	2.52%
Residential real estate	72,525	2,412	4.43%	89,333	3,085	4.54%
Loans to individuals	18,625	574	4.12%	28,857	1,001	4.56%
Loans held for sale	11,750	282	3.20%	14,160	304	2.86%
All other loans	632	18	3.76%	872	31	4.67%
Deferred (fees) costs, net	(1,252)	—	—%	(345)	—	—%
Total loans	1,264,949	45,765	4.84%	1,292,304	46,656	4.82%
Total interest-earning assets	1,706,914	$49,299	3.86%	1,549,861	$51,205	4.41%
Non-interest-earning assets:
Allowance for loan losses	(16,826)			(10,684)
Cash and due from bank	17,216			12,182
Other assets	118,931			123,841
Total non-interest-earning assets	119,321			125,339
Total assets	$1,826,235			$1,675,200
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Money market and NOW accounts	$475,929	$1,299	0.36%	$417,557	$1,913	0.61%
Savings accounts	393,733	1,263	0.43%	275,679	1,612	0.78%
Certificates of deposit	234,331	1,593	0.91%	354,551	4,608	1.74%
Federal Reserve Bank PPPLF borrowings	—	—	—%	13,169	36	0.37%
Short-term borrowings	108	—	—%	39,344	169	0.58%
Redeemable subordinated debentures	18,557	248	1.76%	18,557	348	2.46%
Total interest-bearing liabilities	1,122,658	$4,403	0.52%	1,118,857	$8,686	1.04%
Non-interest-bearing liabilities:
Demand deposits	479,204			351,291
Other liabilities	31,610			29,911
Total non-interest-bearing liabilities	510,814			381,202
Shareholders' equity	192,763			175,141
Total liabilities and shareholders’ equity	$1,826,235			$1,675,200
Net interest spread (3)			3.34%			3.37%
Net interest income and margin (4)		$44,896	3.52%		$42,519	3.66%

(1) Tax-equivalent basis, using 21% federal tax rate in 2021 and 2020.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Adjusted net income
Net income	$5,430	$4,910	$15,511	$12,021
Adjustments:
Merger-related expenses	737	—	1,184	64
Income tax effect of adjustments	(52)	—	(150)	(19)
Adjusted net income	$6,115	$4,910	$16,545	$12,066

Adjusted net income per diluted share
Adjusted net income	$6,115	$4,910	$16,545	$12,066
Diluted shares outstanding	10,319,637	10,268,951	10,299,029	10,260,477
Adjusted net income per diluted share	$0.59	$0.48	$1.61	$1.18

Adjusted return on average total assets
Adjusted net income	$6,115	$4,910	$16,545	$12,066
Average assets	1,854,273	1,804,198	1,826,235	1,675,200
Adjusted return on average total assets	1.31%	1.08%	1.21%	0.96%

Adjusted return on average shareholders’ equity
Adjusted net income	$6,115	$4,910	$16,545	$12,066
Average equity	196,838	178,946	192,763	175,141
Adjusted return on average shareholders’ equity	12.33%	10.92%	11.48%	9.20%

Adjusted efficiency ratio
Adjusted non-interest expenses(2)	$10,104	$10,962	$31,289	$30,528
Total revenue - tax-equivalent	18,832	20,222	56,612	52,811
Adjusted efficiency ratio	53.65%	54.21%	55.27%	57.81%

Book value and tangible book value per common share
Shareholders’ equity			$199,923	$182,007
Less: goodwill and intangible assets			35,765	36,471
Tangible shareholders’ equity			164,158	145,536
Shares outstanding			10,318,907	10,237,520
Book value per common share			$19.37	$17.78
Tangible book value per common share			$15.91	$14.22
(1) We use the non-GAAP financial measures of adjusted net income, adjusted net income per diluted share, adjusted return on average total assets, adjusted return on average shareholders’ equity, tangible book value per common share, adjusted non-interest expenses and adjusted efficiency ratio because management believes that it is helpful to readers in understanding the Company’s financial performance and the effect of the expenses related to the pending Merger on its financial statements. These non-GAAP financial measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results.

(2) Adjusted non-interest expenses is calculated by subtracting merger-related expenses from total non-interest expenses. Accordingly, adjusted non-interest expenses for the three and nine months ended September 30, 2021 is calculated as total non-interest expenses of $10.8 million and $32.5 million for the three- and nine-month periods ended September 30, 2021 less $737,000 and $1.2 million for the three and nine months ended September 30, 2021, respectively, and adjusted non-interest expenses for the three and nine months ended September 30, 2020 is calculated as total non-interest expenses of $11.0 million and $30.6 million for the three- and nine-month periods ended September 30, 2020, respectively, less merger-related expenses of $64,000 for the nine months ended September 30, 2020.